SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-
         6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        First Financial Bankshares, Inc.
                (Name of Registrant As Specified in its Charter)
    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

         (1) Title of each class of securities to which transaction applies:___________

         (2)      Aggregate number of securities to which transaction applies:__
                  ___________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $___________

         (4)      Proposed maximum aggregate value of transaction: $___________

         (5)      Total fee paid: $___________

[ ]      Fee paid previously with preliminary materials:  $_____________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid: $___________________
         (2) Form, Schedule or Registration Statement No.:______________________
         (3) Filing Party:_______________________________
         (4) Date Filed:_________________________________

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  915.627.7155


                NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 22, 2003

To our shareholders:

     We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2003, for the following purposes:

     (1)          To elect 14 directors;

     (2) To act on such other business as may properly come before the annual meeting, or any adjournment thereof. Your board of directors is not aware of any other business to come before the meeting.

     Only shareholders of record at the close of business on March 14, 2003, are entitled to notice of and to vote at the annual meeting or any continuation of the meeting if it is adjourned.

     We have included, along with this notice and proxy statement, our 2002 annual report, which describes our activities during 2002 and contains our Form 10-K for the year ended December 31, 2002. The annual report does not form any part of the material for solicitation of proxies.

     We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our Corporate Secretary before your proxy is voted. Alternatively, if you submitted a proxy and attend the annual meeting in person, you may revoke the proxy and vote in person on all matters submitted at the annual meeting.


                                           By order of the Board of Directors,



                                           KENNETH T. MURPHY, Chairman

March 27, 2003

                        FIRST FINANCIAL BANKSHARES, INC.
                                 400 Pine Street
                              Abilene, Texas 79601
                                  915.627.7155

                                 PROXY STATEMENT

                       2003 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 22, 2003


                                  INTRODUCTION

     Your board of directors hereby solicits your proxy for use at the 2003 annual meeting of our shareholders and any continuation of this meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 22, 2003.

     Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 915.627.7155.

     We mailed this proxy statement and the accompanying proxy card on March 27, 2003. The date of this proxy statement is March 27, 2003.

                              VOTING OF SECURITIES

Record Date

     Your board of directors has established the close of business on March 14, 2003, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 12,367,431 shares of our common stock outstanding.

Quorum

     In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. Shares that are represented at the annual meeting but abstain from voting on any or all matters and shares that are "broker non-votes" will be counted in determining whether a quorum is present at our annual meeting. A "broker non-vote" occurs when a broker or nominee votes on some matters on the proxy card but not others because he does not have authority to do so.

Required Vote

     The affirmative vote of a plurality of the shares cast at the annual meeting is required to elect a nominee for director. The affirmative vote of a majority of shares entitled to vote is required to approve any other matter that may come before the meeting. If you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholding will have the effect of a vote against such director because the election requires the affirmative vote of a majority of the shares entitled to vote. Abstentions will be included in determining the number of votes cast. Broker non-votes will be treated as present with respect to each applicable proposal. But, because broker non-votes are not votes cast for, against, or as expressly abstained, they will have no effect on the outcome of any proposal.

Shareholder List

     A list of shareholders entitled to vote at the annual meeting, which will show each shareholder's address and the number of shares registered in his or her name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 27, 2003, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

                    SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

     We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers any extra compensation for participating in this solicitation.

Proxies and Revocation

     Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the board of directors' recommendations, which are contained in this proxy statement. Your board of directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

     Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our Corporate Secretary of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the annual meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

General

     Your board of directors currently consists of 14 directors. At the annual meeting, 14 directors are to be elected, each for a term of one year. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. While our bylaws fix the number of directors at a number not less than three nor more than 30, the board of directors has fixed the number of directors at 14. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by your board of directors.

Nominees

     The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 11, 2003, are set forth in the following table, except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her:


                                                                                      Shares of
                                       Years as                                      Bankshares       Percent
                                       Director    Principal Occupation             Beneficially     of Shares
Name                           Age        (1)      During Last Five Years               Owned       Outstanding
----                           ---        ---      ----------------------               -----       -----------
Joseph E. Canon                 61         7       Executive Director,                   7,137         0.06
                                                     Dodge Jones Foundation, a
                                                     private charitable foundation

Mac A. Coalson                  63         7       Real Estate and Ranching            132,587         1.07

David Copeland                  47         5       President, Shelton Family            68,330(2)      0.55
                                                     Foundation, a private
                                                     charitable foundation

F. Scott Dueser**               50        12       See "Executive Officers" on         113,438(3)      0.92
                                                     page 4

Derrell E. Johnson              63         3       President, American Council          23,500         0.19
                                                     of Engineering Companies
                                                     Life Health Trust

Kade L. Matthews                45         5       Ranching and Investments            108,895         0.88

Raymond A. McDaniel, Jr.        69        11       Investments                          53,562         0.43

Bynum Miers                     66        11       Ranching                             34,262(5)      0.23

Kenneth T. Murphy               65        32       See "Executive Officers" on         164,544         1.33
                                                     page 4

James M. Parker**               72        31       President, Parker Properties,       443,395(4)      3.59
                                                     Inc.

Jack D. Ramsey, M.D.            72         6       Physician                           124,322         1.01

Johnny E. Trotter               52         -       Ranching, Farming and Cattle         46,096         0.37
                                                     Feeding

Dian Graves Stai                63        10       Investments                          43,556         0.35

F. L. Stephens                  65         5       Retired Chairman and Chief           27,600         0.22
                                                     Executive Officer, Town &
                                                     Country Food Stores, Inc.

Shares beneficially owned by all executive officers and directors*                   1,477,199        11.95

* See "Security Ownership of Certain Beneficial Owners and Management."
** Mr.  Dueser is the son-in-law of Mr. Parker.


                                      -3-



(1) The years indicated are the approximate number of years each person has continuously served as a director, or, prior thereto, of First National
        Bank of Abilene, which became our wholly-owned subsidiary in April 1973, when all the then directors of First National Bank of Abilene became our directors.
(2) Includes 61,929 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.
(3) Includes 605 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February
        11, 2003. Also includes 22,833 shares owned by his wife of which he disclaims beneficial ownership.
(4) Includes 160,859 shares of our common stock for which Mr. Parker serves as trustee.
(5)     Includes 5,360 shares of our common stock owned by Mr. Miers' spouse.


             THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
               VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

Executive Officers

     Set forth the following table are our executive officers, and the shares of our common stock beneficially owned by each of them as of December 31, 2002, except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds:


                                                    Years                                   Shares of
                                                    Served                                  Bankshares     Percent of
                                                    in Such   Principal Occupation         Beneficially      Shares
Name                     Age   Office               Office    During Past 5 Years             Owned        Outstanding
----                     ---   ------               ------    -------------------             -----        -----------
Kenneth T. Murphy        65    Chairman               16      Chairman, First Financial       164,544          1.33
                                                              Bankshares, Inc; Chairman,
                                                              President and Chief
                                                              Executive Officer, First
                                                              Financial Bankshares, Inc.
                                                              (1986-2000); Chairman,
                                                              First National Bank of
                                                              Abilene* (1993-2000)

F. Scott Dueser          50    President and                  President and Chief             111,198          0.90
                               Chief Executive         2      Executive Officer of
                               Officer                        Bankshares; Chairman,
                                                              First National Bank of
                                                              Abilene*;  President and
                                                              Chief Executive Officer,
                                                              First National Bank of
                                                              Abilene* (1991-2001);
                                                              Executive Vice President
                                                              of Bankshares (1999-2001)

Curtis R. Harvey         57    Executive Vice         12      Executive Vice President         12,742 (1)      0.10
                               President and Chief            and Chief Financial
                               Financial Officer (2)          Officer of Bankshares

J. Bruce Hildebrand      47    Executive Vice          -      Partner, KPMG LLP                   500          -
                               President (2)


*A bank subsidiary.
  (1) Includes 1,255 of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of December 31, 2002.
  (2) Mr. Harvey plans to resign as Executive Vice President and Chief Financial
      Officer effective March 31, 2003, at which time Mr. Hildebrand will succeed him as Executive Vice President and Chief Financial Officer.


                                   MANAGEMENT

     Amounts and prices related to shares of our common stock have been adjusted to give effect to all stock splits and stock dividends.

Executive Compensation

     The following table provides individual compensation information on the chief executive officer and our most highly compensated executive officers during 2002 whose total annual salary and bonus was in excess of $100,000. J. Bruce Hildebrand, our Executive Vice President, commenced employment in December 2002 with an annual base salary of $200,000.

                           Summary Compensation Table


                                                                                       Long Term
                                                                                      Compensation
                                                                                          Awards
                                                                  Annual          -----------------------        All Other
                                                                Compensation            Securities             Compensation
Name and Principal Position                          Year    Salary ($) Bonus ($) Underlying Options(#)(1)         ($)(2)
---------------------------                          ----    -------------------- ------------------------       ----------
Kenneth T. Murphy, Chairman of the Board
   First Financial Bankshares, Inc.                  2002    351,635          -                  -                  24,445
                                                     2001    332,000          -                  -                  17,729
                                                     2000    422,318      5,645              4,688                  20,897

F. Scott Dueser, President and Chief                 2002    336,000     45,423                  -                  26,247
   Executive Officer                                 2001    310,000          -                  -                  20,521
   First Financial Bankshares, Inc.                  2000    252,642          -              3,125                  21,981


Curtis R. Harvey, Executive Vice President           2002    174,000          -                  -                  21,268
   and Chief Financial Officer                       2001    167,000          -                  -                  17,417
   First Financial Bankshares, Inc.                  2000    158,500          -              1,875                  19,412

Craig Smith, Chairman, President
   and Chief Executive Officer                       2002    159,270          -                  -                   4,778
   Hereford State Bank*                              2001    158,500          -                  -                   3,381
                                                     2000    155,000          -              1,000                   4,100

(1) Adjusted for stock splits and stock dividends.
(2) Represents the contributions we made to our profit sharing plan for the benefit of such officer.
*   A bank subsidiary


     The following table sets forth certain information concerning options exercised during the last fiscal year by the named executive officers.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                          Number of Securities              Value of Unexercised
                                                          Underlying Unexercised            In-the-Money Options
                             Shares                   Options at Fiscal Year End (#)      at Fiscal Year End ($)(1)
                           Acquired on      Value       ---------------------------      ---------------------------
Name                       Exercise (#)   Realized ($)  Exercisable   Unexercisable      Exercisable   Unexercisable
----                       ------------   ------------  -----------   -------------      -----------   -------------
Kenneth T. Murphy              6,201          $89,389           -              -                -                -

F. Scott Dueser                2,675          $35,357           -          4,335                -          $64,313

Curtis R. Harvey                   -                -       1,255          2,425          $17,135          $37,052

Craig Smith                      618          $ 4,134           -          1,413                -          $20,805


(1)  Based upon the closing price per share of our common stock of $38.00 on December 31, 2002.


No stock options were issued to any of our named executive officers during the year ended December 31, 2002.

Compensation pursuant to Employee Benefit Plans

General

     We have both a defined benefit pension plan and a profit sharing plan. An employee is eligible to become a participant in the pension plan and profit sharing plan on the January 1 coincident with or immediately following the date his employment begins. With our subsidiary banks, we adopted a flexible spending account benefit plan for all employees that became effective in 1988. First Financial Bank, National Association, Cleburne, adopted these plans effective in 1991. Stephenville Bank & Trust Co. adopted these plans effective in 1993. San Angelo National Bank adopted the pension and flexible spending account benefit plan effective in 1994 and profit sharing plan effective in 1995. Weatherford National Bank adopted these plans effective in 1996. First Financial Bank,
National Association, Southlake adopted all benefit plans effective in 1998. City National Bank adopted all benefit plans effective in 2001.

Profit Sharing Plan

     We, and each of our subsidiary banks that participates in the profit sharing plan, determine on an annual basis the contribution that it will make to the profit sharing plan from such employer's operating profits. Contributions under the profit sharing plan are administered by the administrative committee for the profit sharing, pension and flexible spending account benefit plans for the exclusive benefit of plan participants under the provisions of a trust agreement. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan which allows the participants to make pre-tax contributions to the plan. The plan modification does not include a mandatory Company matching but does provide a three percent of salary safe harbor contribution by the Company for qualifying participants. Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer's annual contribution is allocated among the accounts of the active plan participants employed by such employer, in the ratio that each participant's compensation bears to the total compensation of all participants of such employer. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, overtime pay, and salary reductions under the flexible spending account benefit plan, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant's benefit to a maximum of $200,000. Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $40,000.

     The profit sharing plan provides for benefits to vest (become nonforfeitable) in graduated percentages for the first six years of participation, with benefits being fully vested after seven years of credited service except for amounts contributed to an employee's account under the safe harbor provisions which are immediately fully vested. Generally, an employee's benefit at normal retirement will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the trust, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes, and death or disability of a participant while employed by us or one of our participating subsidiary banks results in immediate full vesting with respect to employer contributions. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account are distributed to him.

Pension Plan

     The pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. "Average compensation" is the average compensation during the 10 years immediately preceding the date of determination. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service.

     The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. Our contributions to the pension plan, including those of our participating subsidiary banks, have been $589,238 in 1998; $621,030 in 1999; $754,416 in 2000; $742,923 in 2001; and
$726,989 in 2002.

     The following table illustrates estimated retirement benefits under the pension plan for persons in specified remuneration and years of service categories, which benefits are payable annually for life (but in no event less than 10 years). The benefits listed in the table below are not subject to any deduction for social security or other offset amounts. This table does not reflect any benefit that a participant may have accrued at December 31, 1988.

                               PENSION PLAN TABLE


                                                                             Years of Service
                                                         ----------------------------------------------------------
 Remuneration                                               15          20          25          30          35
 ------------
                                                         ----------  ----------  ----------  ----------  ----------
 $   25,000                                              $   4,688   $   6,250   $   7,813   $   9,375   $  10,938
     50,000                                                  9,375      12,500      15,625      18,750      21,875
     75,000                                                 14,063      18,750      23,438      28,125      32,813
    100,000                                                 18,750      25,000      31,250      37,500      43,750
    125,000                                                 23,438      31,250      39,063      46,875      54,688
    150,000                                                 28,125      37,500      46,875      56,250      65,625
    175,000                                                 32,813      43,750      54,688      65,625      76,563
    200,000                                                 37,500      50,000      62,500      75,000      87,500


     As of December 31, 2002, under the pension plan, Mr. Murphy was credited with 32 years of service, Mr. Dueser was credited with 26 years of service, Mr. Smith was credited with 33 years of service, and Mr. Harvey was credited with 12 years of service. The covered compensation of each of these persons during 2002 was $200,000; $200,000; $159,270; and $174,000, respectively. The maximum covered compensation is $200,000.

Flexible Spending Account Benefit Plan

     With our subsidiary banks, we have a flexible spending account benefit plan. An employee is eligible to become a participant in this plan on the first day of the month following completion of two months of service. The flexible spending account benefit plan allows each participant to redirect a portion of his/her salary, before taxes, to pay certain medical and/or dependent care expenses.

Deferred Compensation Agreement

     In 1992, your board of directors approved a deferred compensation agreement, which was amended in 1995, between Mr. Murphy and us. We entered into this agreement in recognition of Mr. Murphy's contribution to our success and as an inducement to him to remain, subject to the discretion of your board of directors, in our employ. This agreement provides that, following his retirement in December 2002, we will pay him, or his beneficiary, the sum of $8,750 per month for a period of 84 months. The monthly amount is considered to be an appropriate level of supplemental income to partially offset Mr. Murphy's reduction in personal income following retirement and is based on an analysis of the difference in projected final year compensation and retirement compensation. Effective January 1, 2003, Mr. Murphy began receiving monthly payments of $8,750 as provided under the terms of this agreement.

Executive Recognition Plan

     In April 1996, our outside directors, who constituted a majority of your board of directors, unanimously approved an executive recognition plan. This plan enables us, upon approval of the outside directors of the executive committee of the board of directors, which functions as the compensation committee, to offer our key executive officers and those of our subsidiary banks an executive recognition agreement. Mr. Dueser, Mr. Hildebrand and other senior officers of the Company and certain of our subsidiary banks have entered into executive recognition agreements with us. Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control (as defined in the executive recognition agreements), his employment with us or our subsidiary bank is terminated by us or the subsidiary bank for any reason other than for cause (as defined in the executive recognition agreements) (except for terminations as a result of the officer's death, disability or retirement (as such terms are defined in the executive recognition agreements)) or by the executive officer for good reason (as defined in the executive recognition agreements). Such severance benefits provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination and, for two years following the date of termination, the continuation of all medical, life and disability benefit plans covering the officer at no cost to the officer. With respect to Mr. Dueser and Mr. Hildebrand, the percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 200%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a "parachute payment" under Section 280G of the Internal Revenue Code.

     Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control.

Stock Option Plan

     At the 2002 annual meeting of shareholders, our 2002 incentive stock option plan was approved and adopted. The purposes of the stock option plan are to attract and retain key employees and to encourage employee performance by providing them with a proprietary interest in us through the granting of stock options. The maximum aggregate number of shares of our common stock that may be issued under the 2002 incentive stock option plan is 500,000 subject to adjustment for stock dividends and similar events. The stock option plan is administered by our stock option committee. Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. There were no options granted during 2002 under the 2002 incentive stock option plan.

     Our 1992 incentive stock plan expired in 2002 and no additional options may be granted under this plan. Options totaling 114,280 are exercisable as of December 31, 2002 under the 1992 incentive stock option plan and will be exercisable through 2012 under the terms of the plan. There were 2,000 options granted subsidiary bank officers during 2002 under the 1992 incentive stock plan.

Securities Authorized for Issuance under Equity Compensation Plans

     The following table sets forth certain information, as of December 31, 2002, with respect to all compensation plans previously approved by our security holders, as well as compensation plans not previously approved by our security holders.


                                                                                           Number of Securities
                                                                                            Remaining Available
                                                                                            For Future Issuance
                                     Number of Securities                                      Under Equity
                                       To be Issued Upon           Weighted Average         Compensation Plans
                                          Exercise of              Exercise Price of       (Excluding Securities
                                     Outstanding Options,        Outstanding Options,          Reflected in
                                      Warrants and Rights         Warrants and Rights        Far Left Column)
                                     --------------------        --------------------      ---------------------
Equity compensation plans
     approved by security holders           114,280                     $22.47                    500,000
Equity compensation plans not
     approved by security holders                 -                          -                         -
                                            -------                                               -------
     Total                                  114,280                     $22.47                    500,000
                                            =======                                               =======


Consulting Agreement

     Effective January 1, 2003, we entered into a consulting agreement with Mr. Murphy whereby Mr. Murphy will provide various services to us and our subsidiary banks with respect to strategic planning and potential acquisitions among other things. The term of the agreement is one year and compensation payable is $14,583 per month.

Meetings of the Board of Directors

     Your board of directors has four regularly scheduled meetings each year. Each of the directors attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which such director served.

Committees of the Board of Directors

     Your board of directors has four committees. The functions and current members of each committee are as follows:

     Executive Committee. The executive committee acts for your board of directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Coalson, Dueser, McDaniel, Murphy, Parker and Ramsey. The executive committee also functions as a nominating committee with appropriate recommendations to the entire board of directors. Messrs. Coalson, McDaniel and Ramsey also function as our compensation committee. Mr. Parker ceased participation on compensation matters effective September 3, 2002. The executive committee met five times during 2002 and, among other things, considered and took action on matters relating to its capacity as the compensation and nominating committee. In its capacity as nominating committee, the executive committee will consider director nominations from shareholders. There are no prescribed procedures that the shareholder must follow to nominate a director. We are in the process of reviewing membership requirements of the executive committee, including its role on nominating and compensation matters, as it relates to independence issues under the Sarbanes-Oxley Act of 2002 and proposed listing requirements of The Nasdaq National Market.

     Audit Committee. The audit committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. Its members include Messrs. Coalson, Copeland, McDaniel and Miers. We believe that each member of the audit committee is independent under The Nasdaq National Market listing standards. During 2002, the audit committee met six times.

     Administrative Committee for the Profit Sharing, Pension and Flexible Spending Account Benefit Plans. This committee administers our profit sharing, pension and flexible spending account benefit plans. Current members include Messrs. Canon, Matthews, Parker and Stephens. During 2002, the committee met two times.

     Stock Option Committee. The stock option committee oversees our incentive stock option plan for key employees. Its current members include Mrs. Stai and Messrs. Johnson, Miers and Ramsey. The stock option committee met one time in 2002.

Director Compensation

     Directors who are our executive officers or employees receive no compensation as such for service as members of either the board of directors or committees thereof. Directors who are not our officers receive $1,500 for each board meeting attended. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended.

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the executive committee in its capacity as the compensation committee was, during 2002, an officer or employee of us or any of our subsidiary banks, or had any relationship requiring disclosure in this proxy statement. However, committee members Messrs. Parker and Coalson maintained loans from subsidiary banks during 2002. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or director of another entity, one of whose executive officers served as a member of our board of directors of the Company.

                        REPORT OF THE EXECUTIVE COMMITTEE
                  IN ITS CAPACITY AS THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     During 2002, the executive compensation program was administered by Messrs. Coalson, McDaniel, Parker (who ceased participation in compensation matters effective September 3, 2002) and Ramsey, the outside director members of the executive committee acting in the capacity of the compensation committee. The executive compensation program consists of a base salary, profit sharing contributions, and incentive stock options. Mr. Dueser's compensation program includes a bonus plan which calls for Mr. Dueser to receive a cash bonus payable on or before each February 1 that equals 10% of the amount by which our net earnings for the year exceed a 10% increase over the prior year. Mr. Dueser earned a bonus of $45,423 in 2002 which was paid in January 2003. Effective January 1, 2001, Mr. Dueser assumed Chief Executive Officer responsibilities and Mr. Murphy retained the title of Chairman. In setting Mr. Murphy's base salary, the Compensation Committee considered Mr. Murphy's scope of responsibilities as Chairman and his planned role in the management succession plan. In setting the base salary of Mr. Dueser the Compensation Committee considered:

o        the scope of the Chief Executive Officer's responsibilities;

o        base salary compared to SNL Financial's compensation survey;

o subjective evaluation of Mr. Dueser's contribution to the overall success of First Financial Bankshares; and

o        tenure with First Financial Bankshares.

     The annual base salaries for the executive officers and subsidiary bank presidents and senior officers are adjusted annually by the committee who considers the following factors when approving annual base salaries:

o        attainment of planned goals and objectives;

o scope of responsibility (asset size of subsidiary bank and/or degree of influence on our profitability and operations);

o        tenure with First Financial Bankshares;

o        evaluation input from subsidiary bank directors; and

o relationship of base salary to the base salaries of other members of the executive officer group.

     Section 162(m) of the Internal Revenue Code generally limits the annual corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion. The compensation committee continues to review the impact of this tax provision on our incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million.

EXECUTIVE COMMITTEE IN ITS CAPACITY AS THE COMPENSATION COMMITTEE

Mac A. Coalson
Raymond A. McDaniel, Jr.
Jack D. Ramsey, M.D.

                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees our financial reporting process on behalf of your board of directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Committee, which is composed of independent directors in compliance with Rule 4200 of the National Association of Securities Dealers' listing standards, reviewed and discussed the audited financial statements in the Annual Report with management. The Committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with Ernst & Young LLP, our independent auditors for 2002, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence. The Audit Committee has received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 concerning the independence of the independent auditors.

     The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee held six meetings during the year ended December 31, 2002.

     The Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Committee's oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Committee's considerations and discussions with management and the independent auditors do not ensure that our Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that our Company's independent accountants are in fact independent.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the executive committee of the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. Acting on behalf of the board of directors, the executive committee approved the Audit Committee's recommendation. Your board of directors has adopted a charter for the Audit Committee, a copy of which was filed as an exhibit to our definitive proxy statement filed with the Securities and Exchange Commission on March 27, 2001. The audit committee and your board of directors is in the process of reviewing this charter in order to comply with changes mandated by the Sarbanes-Oxley Act of 2002 and proposed listing requirements of The Nasdaq National Market.

                                                    AUDIT COMMITTEE


                                                    Mac A. Coalson
                                                    David Copeland
                                                    Raymond A. McDaniel, Jr.
                                                    Bynum Miers

PERFORMANCE GRAPH

     The following performance graph compares cumulative total shareholder return for our common stock, the S&P 500 Index, and the SNL Banks Index, which is a banking index prepared by SNL Financial and is comprised of banks with $1 billion to $5 billion in total assets, for a five-year period (December 31, 1997 to December 31, 2002). The performance graph assumes $100 invested in our common stock at its closing price on December 31, 1997, and in each of the S&P 500 Index and the SNL Banks Index on the same date. The performance graph also assumes the reinvestment of all dividends. The dates on the performance graph represent the last trading day of each year indicated. The amounts noted on the performance graph have been adjusted to give effect to all stock splits and stock dividends.

                           Corporate Performance Chart

                                [OBJECT OMITTED]


                                                                        Period Ending
                                             ------------------------------------------------------------------
Index                                        12/31/97   12/31/98    12/31/99   12/31/00    12/31/01   12/31/02
---------------------------------------------------------------------------------------------------------------
First Financial Bankshares, Inc.               100.00      92.36       84.08      89.86      111.98     146.62
S&P 500                                        100.00     128.55      155.60     141.42      124.63      96.95
SNL $1B-$5B Bank Index                         100.00      99.77       91.69     104.05      126.42     145.94


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of February 11, 2003, we were not aware of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of our common stock. However, as of February 1, 2003, First National Bank of Abilene, First National Bank, Sweetwater, Stephenville Bank & Trust Co., and San Angelo National Bank held of record in various fiduciary capacities an aggregate of 2,179,525 shares of our common stock. Of the total shares held: (i) First National Bank of Abilene had sole power to vote 1,381,331 shares (11.17%), shared with others the power to vote 34,675 shares (.28%) and had no authority to vote 561,130 shares (4.54%); (ii) First National Bank, Sweetwater, had sole power to vote 146,787 shares (1.19%), shared with others the power to vote 1,326 shares (.01%), and no authority to vote 41,759 (.34%); (iii) Stephenville Bank & Trust Co. had sole authority to vote 1,250 (.01%) no authority to vote its 1,267 (.01%); and (iv) San Angelo National Bank had no authority to vote 10,000 shares (.08%). All the shares held by each subsidiary bank, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The board of directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares. See "Proposal 1--Election of Directors--Nominees" and "--Executive Officers" for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 11, 2003. In the aggregate, all director nominees and executive officers as a group (17 individuals) beneficially owned 1,477,199 shares of our common stock, or 11.95%, as of February 11, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The Securities and Exchange Commission's rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2002 on a timely basis. Mr. Copeland and Mr. Miers filed Form 4s during March 2003 to amend previously filed reports.


                             INDEPENDENT ACCOUNTANTS

General

     We retained Ernst & Young LLP to serve as our independent auditors for 2002 effective May 16, 2002. Arthur Andersen LLP served as our independent auditors for 2001 and 2000. The decision not to renew the engagement of Arthur Andersen was effective March 25, 2002, and was made by the executive committee of our board of directors, acting on behalf of the board of directors and following the recommendation of our audit committee. Our audit committee has recommended that Ernst & Young be retained for the 2003 audit and our board of directors will take action on this recommendation at its next meeting.

     During the years ended December 31, 2001 and 2000 and the interim period through March 25, 2002, there were no disagreements between us and Arthur
Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years and the subsequent interim period through March 15, 2003. The audit reports of Arthur Andersen on our consolidated financial statements for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. We provided Arthur Andersen with a copy of the foregoing disclosure, and a copy of their letter stating their agreement with these statements was filed as an exhibit to our Form 8-K dated March 25, 2002.

Audit Fees

     For the 2002 audit services performed by Ernst & Young LLP, audit fees totaled $175,000, which included quarterly review services and procedures and reporting for the FDIC Improvement Act.

All Other Fees

     Fees paid to Ernst & Young for other non-audit services during 2002 totaled $2,375. Our audit committee has determined that these fees did not compromise Ernst & Young's independence. We paid Ernst & Young no fees for designing or implementing financial information systems during 2002.

     Representatives of Ernst & Young are expected to be present at the annual meeting. These representatives will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                        INTEREST IN CERTAIN TRANSACTIONS

     As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, have been classified or disclosed as nonaccrual, past due, restructured or potential problems.

                           INCORPORATION BY REFERENCE

     With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings "Executive Committee Report on Executive Compensation," "Report of the Audit Committee" and "Performance Graph" shall not be incorporated into such future filings.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to general economic conditions, actions taken by the Federal Reserve Board, legislative and regulatory actions and reforms, competition from other financial institutions and financial holding companies, fluctuation in interest rates, changes in the demand for loans, fluctuations in value of collateral and loan reserves and other factors described in "PART II, Item 7- Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2002. Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph.



              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     To be considered for inclusion in our proxy statement for the 2004 annual meeting, shareholder proposals must be received at our principal executive offices no later than December 1, 2003. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2004 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after February 14, 2004, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

                                     By Order of the Board of Directors,



                                     KENNETH T. MURPHY, Chairman

March 27, 2003